For immediate release
For more information, contact:                  Investor Relations
                                                (972) 699-4041
                                                Email: investor@kaneb.com

                        KANEB CLOSES PIPELINE ACQUISITION

DALLAS, TEXAS (November 1, 2002) - Kaneb announced today that its operating subsidiary, Kaneb Pipe Line Operating Partnership, L.P. acquired the anhydrous ammonia pipeline system from Koch Pipeline Company, L.P. for $140 million. The acquisition was financed with bank debt. The Kaneb Companies are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE: KPP, "the Partnership"). Kaneb Services LLC's wholly owned subsidiary, Kaneb Pipe Line Company LLC, is the Partnership's General Partner.

     The approximately 2,000 mile anhydrous ammonia pipeline system runs from the Louisiana Gulf Coast to the upper Midwest states. It is the largest fertilizer pipeline in the country. The system has connections with three third party owned deep-water import terminals, eleven third party production and fertilizer upgrade facilities and twenty-three third party delivery terminals and has an interconnect in the Midwest with another fertilizer pipeline. The pipeline system has a current delivery capacity of approximately 2.2 million tons of product annually and includes a 1,500 ton underground storage and terminal facility in Missouri.


ABOUT KANEB

     KANEB is a single business represented by two separate publicly traded entities on the New York Stock Exchange. KANEB's business is focused on mid-stream energy assets -- refined petroleum product pipelines, and petroleum and specialty liquids storage and terminaling facilities. KANEB is a major transporter of refined petroleum products in the Midwest and is the third largest independent liquids terminaling company in the world. Worldwide operations include 78 facilities in 26 states, the District of Columbia, Canada, the Netherlands Antilles, Australia, New Zealand and the United Kingdom. Its publicly traded entities are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P., (NYSE: KPP, "the Partnership").

     Kaneb Services LLC is a unique limited liability company, the only publicly traded, cash distributing entity taxed as a partnership that owns the general partner interest of another publicly traded master limited partnership. KSL's assets are the KPP general partner interest and 5.1 million KPP partnership units. Through a wholly owned subsidiary, Kaneb Pipe Line Company LLC, KSL manages and operates the KPP pipeline and terminaling assets. Another KSL subsidiary provides wholesale fuel marketing services.

     Kaneb Pipe Line Partners, L.P., a master limited partnership, was formed in 1989 to own a 2,075 mile common carrier pipeline system from Kansas to North Dakota that has been managed by Kaneb Pipe Line Company LLC since 1953. Pipeline acquisitions in 1995 and 1998 added 725 miles of pipeline in Colorado, Iowa, South Dakota and Wyoming. The Partnership entered the liquids terminaling business with a large acquisition in 1993, and has more than tripled the size of this operation through subsequent acquisitions. In 2001, the Partnership completed a $165 million acquisition of seven West Coast, U.S. terminals. In 2002, the Partnership completed a $300 million acquisition of two world-class terminaling facilities located in Point Tupper, Nova Scotia, Canada and on the island of St. Eustatius in the Netherlands Antilles and the acquisition of eight bulk liquid storage terminals in Australia and New Zealand. ###